                                                                    EXHIBIT 99.1

                                  MESABI TRUST
                                  PRESS RELEASE



New York, New York
September 20, 1999


The Trustees of Mesabi Trust (NYSE: MSB) have been informed by letter dated September 20, 1999 from the New York Stock Exchange, Inc. ("NYSE") that the NYSE has further reviewed the structure of the Mesabi Trust. Based on this review under continued listing standards for specialized securities applicable to the Trust, the NYSE has advised that the Mesabi Trust is not below continued listing standards and should be considered in good standing. This updates an announcement last Friday that Mesabi Trust was previously considered below NYSE continued listing standards. Accordingly, Mesabi Trust's Units of Beneficial Interest will continue to be listed on the NYSE.

In a separate development, on September 17, 1999 Northshore Mining Company announced that it has canceled an earlier announced plan to shutdown its entire operation in November due to adjustments in the pellet requirements of several Northshore customers. Northshore is the lessee/operator of the Mesabi Trust lands and is a wholly owned subsidiary of Cleveland-Cliffs, Inc. The revised production plan will now keep Northshore's smallest pelleting furnace down through the end of this year, but cancels the previously announced plan for a full shutdown of the Northshore plant between October 30 and November 24. The revised plan would result in Northshore producing approximately 3.8 million tons of iron ore pellets for the full year 1999. Northshore did not announce, and the Trustees are not able to forecast, the volume of shipments of iron ore pellets for the year.

The volume of shipments of iron ore pellets by Northshore and pellet sales prices vary from quarter to quarter and year to year based on a number of factors including weather conditions on the Great Lakes, the requested delivery schedules of customers and general economic conditions in the iron ore industry. The resulting royalties to the Trust are dependent on the volume of shipments for the quarter and the year to date, the pricing of the iron ore product sales, and the percentage of iron ore shipments which is from Mesabi Trust lands rather than other lands.

This news release contains forward-looking statements regarding the revised iron ore pellet production plan at Northshore in 1999. Actual production could differ significantly from current expectations due to inherent risks such as lower demand for steel, iron ore, higher steel imports, processing difficulties or other factors. Although the Mesabi Trustees believe that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

   CONTACT:     Daniel Chipko
                c/o Bankers Trust Company
                212-250-6519